EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form F-3 of Telvent GIT, S.A. of our reports dated February 26, 2009 (except with respect to our opinion on Telvent’s consolidated financial statements insofar as it relates to the retrospective application of SFAS No.160, as to which the date is September 30, 2009) which report expresses an unqualified opinion and includes an explanatory paragraph that describes that the Company has changed its method of accounting for minority interest to conform to SFAS No.160, Noncontrolling Interests in Consolidated Financial Statements- an amendment of ARB No.51 effective January 1, 2009 and, retrospectively, adjusted the financial statements as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, relating to the consolidated financial statements of Telvent GIT, S.A. and subsidiaries and to the effectiveness of internal control over financial reporting appearing in the 6-K of Telvent GIT, S.A. filed on October 2, 2009 and to the reference to us under the headings “Experts” in the Prospectus, which is part of the Registration Statement.
Deloitte, S.L.
/s/ Deloitte, S.L.
Madrid, Spain
October 2, 2009